Exhibit 99.1
Holly Energy Partners Declares Distribution
Increases quarterly distribution from $0.865 to $0.875 per unit
DALLAS, TX, October 26, 2011 — The Board of Directors of Holly Energy Partners, L.P. (NYSE:HEP) has declared a cash distribution of $0.875 per unit for the third quarter of 2011. For the prior quarter, $0.865 was distributed to unitholders. Holly Energy has increased its distribution to unitholders every quarter since becoming a public partnership in July 2004. This increase marks the twenty-eighth consecutive quarterly increase. The distribution will be paid November 14, 2011, to unitholders of record November 7, 2011.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including HollyFrontier Corporation, which currently owns a 34% interest (including a 2% general partner interest) in the Partnership. The Partnership owns and operates petroleum product and crude pipelines, tankage, terminals and loading facilities located in Texas, New Mexico, Arizona, Oklahoma, Washington, Idaho and Utah. In addition, the Partnership owns a 25% interest in SLC Pipeline LLC, a transporter of crude oil in the Salt Lake City area.
FOR FURTHER INFORMATION, Contact:
M. Neale Hickerson, Vice President, Investor Relations
Holly Energy Partners
214/871-3555